Exhibit 99.2

Stillwater Mining Company Announces Pricing of $165 Million Aggregate Principal Amount of Its 1.875% Convertible Senior Notes

BILLINGS, MT--(Marketwire - March 7, 2008) - STILLWATER MINING COMPANY (NYSE: SWC) announced today that it has priced an offering of $165 million aggregate principal amount of its 1.875% Convertible Senior Notes due 2028. Stillwater Mining has granted the initial purchaser an option to purchase up to an additional $16.5 million aggregate principal amount of such notes. Stillwater Mining intends to use the proceeds from the offering to repay indebtedness under its outstanding credit facility and for general corporate purposes.

If certain conditions are met, the notes will be convertible into shares of Stillwater Mining common stock. The notes will pay interest semiannually at a rate of 1.875% per annum. The notes will be convertible at an initial conversion price of $23.51 per share, which is equal to a conversion rate of approximately 42.5 shares of common stock per $1,000 principal amount of notes.

In connection with the offering, MMC Norilsk Nickel has agreed that it and its subsidiaries will purchase $80 million principal amount of the $165 million aggregate principal amount.

The notes being offered in the private placement are being offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes have not been registered under the Securities Act or any other state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities law.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding Stillwater Mining's plans for the offering, the use of the offering proceeds, [expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market.] Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2007 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Dawn McCurtain
406-373-8787